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EXHIBIT 21
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Subsidiaries of The Ashton Technology Group, Inc.

Name                                                 State or Other Jurisdiction
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                                                          of Incorporation
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Universal Trading Technologies Corporation                     Delaware
Electronic Market Center, Inc.                                 Delaware
ATG Trading, LLC                                               Delaware
REB Securities, Inc.                                           Delaware
Croix Securities, Inc.                                         Delaware
NextExchange, Inc.                                             Delaware
Ashton Technology Canada, Inc.                                  Canada